As filed with the Securities and Exchange Commission on July 2, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VAXART, INC.

(Exact name of Registrant as specified in its charter)

Delaware	59-1212264
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

170 Harbor Way, Suite 300

South San Francisco, CA 94080

(Address of principal executive offices) (Zip code)

Vaxart, Inc. 2019 Equity Incentive Plan

Vaxart, Inc. 2022 Employee Stock Purchase Plan

(Full title of the plan)

Steven Lo

Chief Executive Officer

170 Harbor Way, Suite 300

South San Francisco, CA 94080

(Name and address of agent for service)

(650) 550-3500

(Telephone number, including area code, of agent for service)

Copies to:

Faith L. Charles, Esq.

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, NY 10017-6232

Telephone: (212) 344-5680

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Vaxart, Inc. (the “Registrant”) for the purposes of (1) registering an additional 15,000,000 shares (the “Additional Plan Shares”) of the Registrant’s common stock, par value $0.0001 (“Common Stock”), that are issuable at any time or from time to time under the Registrant’s 2019 Equity Incentive Plan (as amended to date, the “Incentive Plan”), and (2) registering an additional 1,800,000 shares of Common Stock (the “Additional ESPP Shares”) that are issuable at any time or from time to time under the Registrant’s 2022 Employee Stock Purchase Plan (as amended to date, the “ESPP”).

The Additional Plan Shares are authorized for issuance under the Incentive Plan pursuant to an amendment and restatement to the Incentive Plan which was approved by the Registrant’s stockholders at the 2024 annual meeting of stockholders held on June 11, 2024. The Additional ESPP Shares are authorized for issuance under the ESPP pursuant to an amendment and restatement to the ESPP which was also approved by the Registrant’s stockholders at the 2024 annual meeting of stockholders held on June 11, 2024.

The Registrant previously filed: (i) a Registration Statement on Form S-8 (File No. 333-231013) with the U.S. Securities and Exchange Commission (the “SEC”) to register 1,600,000 shares of Common Stock for issuance pursuant to the Incentive Plan; (ii) a Registration Statement on Form S-8 (File No. 333-239727) with the SEC to register an additional 6,400,000 shares of Common Stock for issuance pursuant to the Incentive Plan; (iii) a Registration Statement on Form S-8 (File No. 333-257245) with the SEC to register an additional 8,900,000 shares of Common Stock for issuance pursuant to the Incentive Plan; and (iv) a Registration Statement on Form S-8 (File No. 333-267984) with the SEC to register an additional 12,000,000 shares of Common Stock for issuance pursuant to the Incentive Plan and to register 1,800,000 shares of Common Stock for issuance pursuant to the ESPP.

Upon the effectiveness of this Registration Statement, an aggregate of 43,900,000 shares of Common Stock will be registered for issuance from time to time under the Incentive Plan, and an aggregate of 3,600,000 shares of Common Stock will be registered for issuance from time to time under the ESPP. The contents of the Registration Statements on Form S-8 (File Nos. 333-231013, 333-239727, 333-257245, and 333-267984) filed with the SEC on April 24, 2019, July 7, 2020, June 21, 2021, and October 24, 2022, respectively, are hereby incorporated by reference, except to the extent supplemented, amended, or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statements are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Registrant with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 14, 2024.

(b)	The Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 13, 2024.

(c)	The definitive proxy statement relating to the Registrant’s 2024 annual meeting of stockholders, filed with the SEC on April 29, 2024.

(d)

The Registrant’s Current Reports on Form 8-K (and applicable amendments thereto) filed with the SEC on January 16, 2024, January 16, 2024, January 19, 2024, February 2, 2024, February 15, 2024, February 29, 2024, March 6, 2024, April 30, 2024, June 13, 2024, June 13, 2024, June 14, 2024, June 18, 2024, and June 20, 2024.

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10, filed with the SEC on May 4, 1970, as amended by the Registrant’s Current Report on Form 8-K (File No. 000-04829) filed with the SEC on August 15, 2003.

(f)

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.     EXHIBITS

Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibit	Filing Date
3.1	Restated Certificate of Incorporation of Aviragen Therapeutics, Inc.	10-K	001-35285	3.1	September 13, 2016
3.2	Certificate of Amendment to Restated Certificate of Incorporation of Aviragen Therapeutics, Inc.	8-K	001-35285	3.1	February 20, 2018
3.3	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.2	February 20, 2018
3.4	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	April 24, 2019
3.5	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	June 9, 2020
3.6	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	10-Q	001-35285	3.3	August 8, 2022
3.7	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	June 13, 2024
3.8	Amended and Restated Bylaws of Vaxart, Inc., effective as of October 18, 2023	8-K	001-35285	3.1	October 23, 2023
4.1	Reference is made to Exhibits 3.1 through 3.8
4.2	Specimen Common Stock Certificate	S-3	333-228910	4.2	December 20, 2018
5.1*	Opinion of Thompson Hine LLP
10.1	2019 Equity Incentive Plan, as amended	8-K	001-35285	10.1	June 13, 2024
10.2	2022 Employee Stock Purchase Plan, as amended	8-K	001-35285	10.2	June 13, 2024
23.1*	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm
23.2*	Consent of Thompson Hine LLP (included in Exhibit 5.1)
24.1*	Power of Attorney. Reference is made to the signature page hereto.
107*	Filing Fee Table

*	Filed herewith.

ITEM 9.     UNDERTAKINGS

1.     The undersigned Registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on July 2, 2024.

VAXART, INC.

/s/ Steven Lo
Steven Lo
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Steven Lo and Phillip E. Lee, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Steven Lo Steven Lo	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 2, 2024

/s/ Phillip E. Lee Phillip E. Lee	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	July 2, 2024

/s/ Michael J. Finney Michael J. Finney, Ph.D.	Chair of the Board of Directors	July 2, 2024

/s/ Elaine J. Heron Elaine J. Heron, Ph.D.	Director	July 2, 2024

/s/ W. Mark Watson W. Mark Watson, C.P.A.	Director	July 2, 2024

/s/ David Wheadon David Wheadon, M.D.	Director	July 2, 2024

/s/ Robert A. Yedid Robert A. Yedid	Director	July 2, 2024